Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-232191, 333-237345, 333-254499, 333-263531, 333-270744, and 333-271237) on Form S-8 and (No. 333-265107) on Form S-3 of our report dated March 25, 2024, with respect to the consolidated financial statements of Stoke Therapeutics, Inc..

/s/ KPMG LLP

Boston, Massachusetts

March 25, 2024